As filed with the Securities and Exchange Commission on October 23, 2002
Registration Nos.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

CENTEX CORPORATION (Exact name of registrant as specified in its charter)	3333 HOLDING CORPORATION and CENTEX DEVELOPMENT COMPANY, L.P. (Exact name of registrants as specified in their charters)

Nevada (State or other jurisdiction of incorporation or organization)	Nevada and Delaware, respectively (State or other jurisdiction of incorporation or organization)

75-0778259 (I.R.S. Employer Identification No.)	75-2178860 and 75-2168471, respectively (I.R.S. Employer Identification No.)

2728 North Harwood Dallas, Texas 75201 (Address of principal executive offices, including zip code)	2728 North Harwood Dallas, Texas 75201 (Address of principal executive offices, including zip code)

FIFTH AMENDED AND RESTATED 1998 CENTEX CORPORATION
EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN
(Full title of the plan)

Raymond G. Smerge
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
2728 North Harwood
Dallas, Texas 75201
(Name and address of agent for service)

(214) 981-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered	share (1)	price (1)	registration fee

Common Stock, $.25 par value
per share	1,500,000 shares	$44.58	$66,870,000	$6,152.04

Beneficial Interests in 1,000 shares of
Common Stock of 3333 Holding
Corporation(2)	—	$ —	$ —	$ —

Beneficial Interests in 900 Warrants to
Purchase Class B Units of Limited
Partnership Interest in Centex
Development Company, L.P.(2)	—	$ —	$ —	$ —

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 5. Interests of Named Experts and Counsel
ITEM 6. Indemnification of Directors and Officers
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
SIGNATURES
SIGNATURES
INDEX TO EXHIBITS CENTEX CORPORATION AND SUBSIDIARIES
INDEX TO EXHIBITS 3333 HOLDING CORPORATION AND SUBSIDIARY
INDEX TO EXHIBITS
CENTEX DEVELOPMENT COMPANY, L.P.
EX-4 5th Amended/Restated 1998 Stock Option Plan
EX-5 Opinion/Consent of Raymond G. Smerge
EX-23.1 Consent of Independent Auditors
Powers of Attorney
Powers of Attorney
Powers of Attorney

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), and computed on the basis of the average of the high and low sales prices of the Common Stock included in the New York Stock Exchange Composite Transactions Report for October 16, 2002 as published by The Wall Street Journal, which was $44.58 per share.

(2)	On November 30, 1987, Centex Corporation (“Centex”) distributed as a dividend to its stockholders (through a nominee, the “Nominee”) all the issued and outstanding shares of common stock, $0.01 par value (“Holding Common Stock”), of 3333 Holding Corporation (“Holding”), and 900 warrants (the “Stockholder Warrants”) to purchase Class B Units of limited partnership interest in Centex Development Company, L.P., a Delaware limited partnership (“CDC”).

The Nominee holds the Stockholder Warrants and 1,000 shares of Holding Common Stock on behalf of and for the benefit of persons who are from time to time the holders of the common stock, $0.25 par value (“Centex Common Stock”), of Centex (“Centex Stockholders”). Each Centex Stockholder owns a beneficial interest in that portion of the 1,000 shares of Holding Common Stock and the Stockholder Warrants that the total number of shares of Centex Common Stock held by such stockholder bears to the total number of shares of Centex Common Stock outstanding from time to time. This beneficial interest of the Holding stockholders is not represented by a separate certificate or receipt. Instead, each Centex Stockholder’s pro rata portion of such beneficial interest is represented by the certificate or certificates evidencing such Centex Stockholder’s Centex Common Stock, and is currently tradeable only in tandem with, and as a part of, each such Centex Stockholder’s Common Stock.

EXPLANATORY NOTE

     This Registration Statement is being filed to register an additional 1,500,000 shares of Centex Common Stock to be issued under the Fifth Amended and Restated 1998 Centex Corporation Employee Non-Qualified Stock Option Plan (the “Plan”). The 4,000,000 shares of Centex Common Stock currently issued or to be issued under the Plan were registered pursuant to Registration Statement on Form S-8 (Registration Nos. 333-55717, 333-55717-01 and 333-55717-02), Registration Statement on Form S-8 (Registration Nos. 333-74185, 333-74185-01 and 333-74185-02) and Registration Statement on Form S-8 (Registration Nos. 333-86041, 333-86041-01 and 333-86041-02), which are incorporated by reference herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents have been filed with the Commission by Centex, Holding and CDC, as appropriate, and are incorporated herein by reference and made a part hereof:

(a)	our Joint Annual Report on Form 10-K of Centex, Holding and CDC for the year ended March 31, 2002;

(b)	our Joint Quarterly Reports on Form 10-Q of Centex, Holding and CDC for the quarter ended June 30, 2002;

(c)	our Current Reports on Form 8-K dated October 22, 2002, September 23, 2002, September 20, 2002, August 14, 2002, July 17, 2002, May 2, 2002 and April 23, 2002;

(d)	description of the Centex Common Stock, $0.25 par value per share, contained in the Registration Statement on Form 8-A dated October 28, 1971 and Form 8 dated November 11, 1971, as such forms may be amended to update such description;

(e)	description of the Holding Common Stock, $0.01 par value per share, contained in the Registration Statement on Form 10 dated July 12, 1987, as amended by Form 8 dated October 14, 1987, Form 8 dated November 12, 1987 and Form 8 dated November 23, 1987, as such forms may be amended to update such descriptions;

(f)	description of the Stockholder Warrants to purchase Class B Units of limited partnership interest of CDC contained in the Registration Statement on Form 10 dated July 12, 1987 as amended by Form 8 dated October 14, 1987, Form 8 dated November 12, 1987 and Form 8 dated November 30, 1987, as such forms may be amended to update such descriptions; and

(g)	description of the preferred stock purchase rights of Centex contained in the Form 8-A Registration Statement of Centex Corporation dated October 8, 1996, as amended by Form 8-A/A filed on February 22, 1999 and by Form 8-A/A filed on May 2, 2002, as such forms may be amended to update such descriptions.

     All documents filed by Centex, Holding and CDC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

EXPERTS

     The consolidated financial statements of Centex Corporation and the combined financial statements of 3333 Holding Corporation and Centex Development Company, L.P. and schedule appearing in Centex Corporation’s and 3333 Holding Corporation’s and Centex Development Company, L.P.’s Joint Annual Report (Form 10-K) for the year ended March 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 5. Interests of Named Experts and Counsel

     Raymond G. Smerge has rendered a legal opinion, filed with the Exhibits for Centex as Exhibit 5, with respect to the legality of the securities registered hereby. Mr. Smerge is the Executive Vice President, Chief Legal Officer and Secretary of Centex Corporation and the Secretary of 3333 Holding Corporation. As of October 22, 2002, Mr. Smerge owned 22,500 shares of Common Stock of Centex Corporation (in addition 1,200 shares are held in trust for the benefit of Mr. Smerge’s son). Mr. Smerge also held options to purchase up to 254,100 shares of Common stock (of which 120,900 shares are currently exercisable) and beneficially owned approximately 2,039 shares of Common Stock pursuant to the Centex Common Stock Fund under the Centex Corporation Profit Sharing and Retirement Plan, a defined contribution plan.

ITEM 6. Indemnification of Directors and Officers

     Centex Corporation (“Centex”), 3333 Holding Corporation (“Holding”) and 3333 Development Corporation (“Development”), the general partner of Centex Development Company, L.P., are Nevada corporations. Pursuant to the provisions of Section 78.7502 of the Nevada General Corporation Law, every Nevada corporation has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Under Nevada law, Centex, Holding and Development also have the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent any person referred to in the two immediately preceding paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding, the Nevada General Corporation Law provides that such person must be indemnified by the corporation against expenses including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

     Section 78.751 of the Nevada General Corporation Law requires Nevada corporations to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances, by independent legal counsel. The Articles of Incorporation of Centex, Holding and Development provide for indemnification of its directors and officers to the extent provided by Nevada law.

     In addition, Section 78.037 of the Nevada General Corporation Law permits Nevada corporations to include in their articles of incorporation a provision eliminating the personal liability of their directors and officers, to the corporation or stockholders, for damages resulting from their breach of fiduciary duties. An amendment to the Articles of Incorporation of Centex Corporation was adopted by its stockholders at the annual meeting held on July 15, 1987 in order to effect the permitted limitation on liability. The Articles of Incorporation of Holding and Development contain a similar provision limiting the liability of their directors and officers for such damages, as do the Bylaws of Centex, Holding and Development.

     The Bylaws of Centex, Holding and Development each provide that the corporation shall indemnify its directors, officers, employees and agents to the fullest extent provided by the Nevada General Corporation Law and such corporation’s Articles of Incorporation. In addition, the Bylaws of each corporation provide for indemnification to the same extent of any director, officer or employee of the corporation who serves in any fiduciary capacity with respect to any profit sharing, pension or other type of welfare plan or trust for the benefit of employees of the corporation or its subsidiaries.

     Centex has entered into indemnification contracts with its directors and may enter into similar contracts from time to time with certain officers and employees of Centex and its subsidiaries who are not directors of Centex. The general effect of the indemnification contracts is to provide that the indemnitees shall be indemnified to the fullest possible extent permitted by the law against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any action or proceeding, including any action by or in the right of Centex, by reason of their service in the foregoing capacities. The provisions of the aforementioned indemnification contracts were approved by Centex’s stockholders at the annual meeting of stockholders held on July 16, 1986.

     The Second Amended and Restated Agreement of Limited Partnership (the “Limited Partnership Agreement”) of Centex Development Company, L.P. (“CDC”) provides that to the fullest extent permitted by law, CDC will indemnify the general partner and its directors, officers, employees and agents and persons serving on behalf of CDC in similar capacities with other entities against liabilities, costs and expenses (including legal fees and expenses) incurred by the general partner or such persons in connection with litigation or threatened litigation, if the general partner or such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CDC, and such general partner’s or such other person’s conduct did not constitute gross negligence or willful or wanton misconduct and, with respect to any criminal proceeding did not have any reason to believe his conduct was unlawful. Any indemnification under these provisions will be limited to the assets of CDC.

     Pursuant to authority granted by the Nevada General Corporation Law and its respective Articles of Incorporation and Bylaws, each of Centex, Holding and Development, and with respect to CDC, pursuant to the Limited Partnership Agreement, CDC has purchased directors and officers liability insurance.

     The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws, agreements and insurance policies referred to above and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

     The information required by this Item 8 is set forth in the Index to Exhibits accompanying this Registration Statement.

Item 9. Undertakings.

     The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospects required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) of section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 17, 2002.

CENTEX CORPORATION Registrant

By: /s/ LAURENCE E. HIRSCH

Laurence E Hirsch Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ LAURENCE E. HIRSCH Laurence E. Hirsch	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 17, 2002

/s/ LELDON E. ECHOLS Leldon E. Echols	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 17, 2002

By: /s/ LAURENCE E. HIRSCH Laurence E. Hirsch As Attorney in Fact*	Majority of the Board of Directors:
Barbara T. Alexander, Dan W. Cook III,
Juan L. Elek, Timothy R. Eller,
Laurence E. Hirsch, Clint W. Murchison,
III, Charles H. Pistor, Jr., Frederic M.
Poses, David W. Quinn, Thomas M.
	Schoewe and Paul T. Stoffel	October 17, 2002

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 17, 2002.

3333 HOLDING CORPORATION Registrant

By: /s/ STEPHEN M. WEINBERG

Stephen M. Weinberg Director, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ STEPHEN M. WEINBERG Stephen M. Weinberg	Director, President and Chief Executive Officer (Principal Executive Officer)	October 17, 2002

/s/ TODD D. NEWMAN Todd D. Newman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002

By: /s/ STEPHEN M. WEINBERG Stephen M. Weinberg As Attorney in Fact*	Majority of the Board of Directors: Josiah O. Low, III, David M. Sherer, Roger O. West and Stephen M. Weinberg	October 17, 2002

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, 3333 Development Corporation, as general partner of, and on behalf of, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 17, 2002.

CENTEX DEVELOPMENT COMPANY, L.P. Registrant

By: 3333 Development Corporation, General Partner

By: /s/ STEPHEN M. WEINBERG

Stephen M. Weinberg Director, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of 3333 Development Corporation, as general partner of, and on behalf of, the Registrant in the capacities and on the date indicated.

Signature	Title

/s/ STEPHEN M. WEINBERG Stephen M. Weinberg	Director, President and Chief Executive Officer (Principal Executive Officer)	October 17, 2002

/s/ TODD D. NEWMAN Todd D. Newman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002

By: /s/ STEPHEN M. WEINBERG Stephen M. Weinberg As Attorney in Fact*	Majority of the Board of Directors: Josiah O. Low, III, David M. Sherer, Roger O. West and Stephen M. Weinberg	October 17, 2002

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith

INDEX TO EXHIBITS
CENTEX CORPORATION
AND SUBSIDIARIES

Exhibit		Filed Herewith or
Number	Exhibit	Incorporated by Reference

4	Fifth Amended and Restated 1998 Centex Corporation Employee Non-Qualified Stock Option Plan.	Filed herewith.

5	Opinion of Raymond G. Smerge	Filed herewith.

23.1	Consent of Independent Auditors	Filed herewith.

23.2	Consent of Raymond G. Smerge (included in his opinion filed as Exhibit 5 hereto)	Filed herewith.

24A	Powers of Attorney	Filed herewith.

INDEX TO EXHIBITS
3333 HOLDING CORPORATION
AND SUBSIDIARY

Exhibit		Filed Herewith or
Number	Exhibit	Incorporated by Reference

5	Opinion of Raymond G. Smerge	Exhibit 5 of Centex Exhibits filed herewith.

23.1	Consent of Independent Auditors	Exhibit 23.1 of Centex Exhibits filed herewith.

23.2	Consent of Raymond G. Smerge	Exhibit 5 of Centex Exhibits filed herewith.

24B	Powers of Attorney	Filed herewith.

INDEX TO EXHIBITS

CENTEX DEVELOPMENT COMPANY, L.P.

Exhibit		Filed Herewith or
Number	Exhibit	Incorporated by Reference

5	Opinion of Raymond G. Smerge	Exhibit 5 of Centex Exhibits filed herewith.

23.1	Consent of Independent Auditors	Exhibit 23.1 of Centex Exhibits filed herewith.

23.2	Consent of Raymond G. Smerge	Exhibit 5 of Centex Exhibits filed herewith.

24C	Powers of Attorney	Filed herewith.